Exhibit 99.1

Media Contact:	Investor Contact:	Agency Contact:
Maureen Hart	James L. Kawski	Stacy Grisinger
Axcelis Technologies, Inc.	Axcelis Technologies, Inc.	The Loomis Group Inc.
Tel: (978) 787-4266	Tel: (978) 787-4000	Tel: (617) 638-0022
Fax: (978) 787-4275	Fax: (978) 787-9133	Fax: (617) 638-0033
maureen.hart@axcelis.com	investor.relations@axcelis.com	grisingers@loomisgroup.com

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR THE

FIRST QUARTER OF 2005

BEVERLY, Mass. — May 4, 2005 – Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for its first quarter ended March 31, 2005.  The Company reported net revenues of $100.0 million, compared to $94.5 million for the fourth quarter of 2004. Worldwide revenues for the first quarter, including revenues of the Company’s 50% owned joint venture in Japan, Sumitomo Eaton Nova Corporation (“SEN”), were $154.7 million, compared to $184.5 million for the preceding quarter. Net income for the first quarter was $1.9 million, or $0.02 per diluted share, which included restructuring and related costs of $2.9 million, or $0.03 per diluted share. This compared to $7.0 million, or $0.07 per diluted share, in the fourth quarter of 2004. Gross margin for the first quarter of 2005 was 41.8%.

Mary Puma, president and chief executive officer, said, “Given Axcelis’ lower worldwide revenue and restructuring related costs in the first quarter, our results reflect the progress we have made during the past year in enhancing operating leverage and lowering the Company’s  breakeven point.   As we begin the second quarter, we continue to implement actions to improve our operational performance and sustain profitability through the cycle.

“On the product front, we are proud to be recognized once again as the market share leader in ion implantation in 2004 according to Gartner Dataquest. We are also very pleased with the strides we have made with our next generation implant platform, the OptimaTM.  We have already shipped the first Optima MD, and another Optima MD will ship to a second customer later this quarter.  As the industry moves into 65nm production we expect that Axcelis will be the only company to have implant products optimized for both established and emerging markets.”

Axcelis believes that the information regarding the aggregate revenues of SEN, a 50% owned unconsolidated subsidiary of Axcelis, combined with Axcelis’ own revenues for the quarter, is useful to investors.  SEN’s ion implant products are covered by a license from Axcelis and therefore the combined revenue of the two companies indicates the full market penetration of Axcelis’ technology.

First Quarter Detail

Shipments

Shipments for the first quarter on a worldwide basis, including SEN, totaled $169.4 million with net shipments, excluding SEN, totaling $99.8 million. Worldwide shipments were up 12.6% from the fourth quarter of 2004 and net shipments were up 10.5%.

Geographically, systems shipments were to:  Asia 73%, Europe 10% and North America 17%.

Service revenue (service labor, spare parts and consumables) was $38.4 million for the quarter, down 8.3% from the fourth quarter of 2004.

The ion implantation business (excluding SEN) accounted for 76.3% of total shipments in the first quarter while the other products (RTP, Dry Strip and Curing) accounted for 23.7%.

Orders and Backlog

Orders (new systems bookings and service excluding SEN) received for the first quarter totaled $82.5 million, compared to $87.4 million for the fourth quarter of 2004. New system bookings, excluding service, amounted to $44.1 million compared to $45.5 million for the preceding quarter. Worldwide orders, including SEN, were $140.0 million, compared to $122.7 million for the fourth quarter of 2004.

Backlog plus deferred systems revenue for the quarter ended at $102.2 million, a decrease of 13.7% since the end of the fourth quarter of 2004. Reported backlog consists of systems only (i.e., excluding service contracts) that are generally scheduled to ship within six months.

Balance Sheet

Axcelis ended the quarter with $185.0 million in cash, cash equivalents and short-term investments. The Company’s cash position decreased by $8.3 million during the first quarter due largely to seasonal annual expenses.

Second Quarter Outlook

Axcelis’ financial outlook for the second quarter of 2005 assumes no material change in the semiconductor spending environment.  Worldwide revenues are expected to be $178 million to $193 million, a 20 % increase over first quarter levels. Net revenues (excluding SEN) in the second quarter are expected to be in a range of $85 million to $95 million. The Company anticipates gross margins in the low 40s and that net income will be in the range of breakeven to $4 million ($0.00 to $0.04 per diluted share). The Company expects to consume approximately $10 million of cash during the second quarter.

Axcelis assumes no responsibility to update guidance. Axcelis will only confirm or update guidance via a press release.

First Quarter 2005 Conference Call

The Company will be hosting a conference call today, Wednesday, May 4, 2005, beginning at 5:00 pm ET.  The purpose of the call is to discuss first-quarter 2005 results and to provide guidance for the second quarter of 2005.  The call will be available to interested listeners via an audio web cast that can be accessed through Axcelis’ home page at www.axcelis.com or by dialing 1-800-474-8920 (1-719-457-2727 outside North America).  Participants calling into the conference call will be requested to provide the company name: Axcelis Technologies, the conference leader: James Kawski, and pass code: Axcelis Q1.  A telephone replay will be available from 8:00 pm ET on May 4, 2005 until 11:59 pm ET on May 11, 2005.  Dial 1-888-203-1112 (1-719-457-0820 outside North America), and enter conference ID code #2363642.  A web cast replay will be available from 8:00 pm ET on May 5, 2005 until 5:00 pm ET June 5, 2005.

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions.  These statements are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the conversion of orders to revenue in any particular quarter, or at all, our ability to implement successfully our profit plans, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation, rapid thermal processing, and cleaning and curing systems. Axcelis Technologies has key product development centers in Beverly, Massachusetts, as well as in Toyo, Japan through its joint venture, SEN. The company’s Internet address is: www.axcelis.com.

Axcelis Technologies, Inc.

Consolidated Statements of Operations

In thousands, except per share amounts

	Three months ended
	March 31,
	2005	2004

Revenue
Systems	$59,693	$91,756
Services	38,441	39,091
Royalties	1,902	3,377
	100,036	134,224
Cost of revenue	58,239	84,048

Gross profit	41,797	50,176

Operating expenses
Research & development	15,867	15,437
Selling	11,870	11,599
General and administrative	11,183	11,095
Amortization of intangible assets	612	612
Restructuring charges	1,799	—
	41,331	38,743

Income from operations	466	11,433

Other income (expense)
Equity income of Sumitomo
Eaton Nova Corporation	2,339	5,569
Interest income	1,010	296
Interest expense	(1,654)	(1,672)
Other-net	(14)	(591)
	1,681	3,602

Income before income taxes	2,147	15,035

Income taxes	249	1,454

Net income	$1,898	$13,581

Basic net income per share	$0.02	$0.14
Diluted net income per share	$0.02	$0.13

Shares used in computing:
Basic net income per share	100,138	99,208
Diluted net income per share	100,929	101,479

Axcelis Technologies, Inc.

Consolidated Balance Sheets

In thousands

	March 31,	December 31,
	2005	2004

Assets

Current assets
Cash, cash equivalents and short-term investments	$178,625	$187,012
Restricted cash	3,805	3,498
Accounts receivable, net	79,491	83,767
Inventories	111,910	116,330
Other current assets	23,185	14,986
Total current assets	397,016	405,593

Property, plant & equipment, net	73,332	75,275
Investment in Sumitomo Eaton Nova Corporation	106,514	109,095
Goodwill	46,773	46,773
Intangible assets	17,059	17,671
Restricted cash, long-term portion	2,583	2,841
Other assets	31,633	31,628
	$674,910	$688,876

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$23,222	$24,278
Accrued compensation	17,039	27,030
Warranty	9,615	9,218
Income taxes	3,346	4,530
Deferred revenue	35,765	34,050
Other current liabilities	6,543	8,289
Total current liabilities	95,530	107,395

Long-term debt	125,000	125,000
Long-term deferred revenue	7,796	7,697
Other long-term liabilities	5,289	5,297

Stockholders’ equity
Common stock	100	100
Additional paid-in capital	458,615	457,335
Deferred compensation	(536)	(566)
Treasury stock - at cost	(1,218)	(1,218)
Retained earnings deficit	(25,434)	(27,332)
Accumulated other comprehensive income	9,768	15,168
	441,295	443,487
	$674,910	$688,876